Exhibit 2.10

SECOND AMENDMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT

This Second Amendment to the Contribution and Exchange Agreement (this “Second Amendment”) is entered into as of June 26, 2023 (the “Amendment Date”) by and among Longevity Biomedical, Inc., a Delaware corporation (“Purchaser”), Aegeria Soft Tissue, LLC, a Delaware limited liability company (the “Company”), and Jennifer Elisseeff, as representative of the Owners (the “Owners’ Representative”, and together with Purchaser and the Company, the “Parties”). Terms used but not otherwise defined in this Second Amendment shall have the meanings set forth in the C&E Agreement (as that term is defined below).

BACKGROUND

WHEREAS, the Parties and the Owners have entered into that certain Contribution and Exchange Agreement, dated as of August 7, 2022 (the “Original Agreement”), as amended pursuant to that certain First Amendment and Supplement to the Contribution and Exchange Agreement, dated January 25, 2023 (the “First Amendment,” and together with the Original Agreement, the “C&E Agreement”);

WHEREAS, Purchaser has entered into an Agreement and Plan of Merger by and among Denali Capital Acquisition Corp. (the “SPAC”), Denali SPAC Holdco, Inc., Denali SPAC Merger Sub, Inc., Purchaser, Longevity Merger Sub, Inc., and Bradford A. Zakes, solely in his capacity as Seller Representative, dated January 25, 2023, (the “Merger Agreement”) pursuant to which Purchaser will enter into a business combination transaction with the SPAC, subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, the closing of the transactions contemplated by the C&E Agreement, as amended by this Second Amendment, is a condition to the closing under the Merger Agreement; and

WHEREAS, the Parties desire to amend certain terms of the C&E Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

AMENDMENT

1.            The definition of “Approved deSPAC Transaction” in the C&E Agreement is hereby deleted in its entirety and replaced with the following:

“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Novokera, Cerevast and FutureTech): (i) the valuation assigned to Purchaser in the transaction is not less than $128 million; (ii) there is a minimum cash condition at closing of at least $30 million; (iii) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (iv) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (v) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction; and (vi) all of the shares issued to the Company’s stockholders in connection with the transaction shall be registered and freely tradeable upon the closing of the transaction (provided that directors, officers and 5% or greater stockholders of the post-transaction company shall agree to a lock-up of 180 days).

2.            Paragraphs 41-43 of the First Amendment shall be incorporated herein, mutatis mutandis, and shall be applied to this Second Amendment as if set forth herein.

3.            Except as otherwise set forth herein, no terms or provisions of the C&E Agreement are amended or modified by this Second Amendment. The C&E Agreement, as modified by the terms of this Second Amendment, shall continue in full force and effect and all terms and conditions of the C&E Agreement, as modified hereby, are hereby ratified and confirmed in all respects. In the event of any conflict between the terms of the C&E Agreement and this Second Amendment, this Second Amendment shall control.

[Signature Page Follow]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first set forth above.

THE PURCHASER
Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name: Bradford A. Zakes
Title: President & CEO

THE COMPANY
Aegeria Soft Tissue, LLC

By:	/s/ Jennifer Elisseeff
Name: Jennifer Elisseeff
Title: Owners Representative

THE OWNERS’ REPRESENTATIVE

By:	/s/ Jennifer Elisseeff
Name: Jennifer Elisseeff

The undersigned hereby acknowledges and consents to this Second Amendment.

SPAC
Denali Capital Acquisition Corp.

By:	/s/ Lei Huang
Name: Lei Huang
Title: Chief Executive Officer